Exhibit 99.1

CARRIZO OIL & GAS, INC.	News

PRESS RELEASE	Contact:	Jeffrey P. Hayden, CFA, VP - Investor Relations
(713) 328-1044
David L. Pitts, Chief Financial Officer
(713) 328-1000

CARRIZO OIL & GAS ANNOUNCES EAGLE FORD SHALE ACQUISITION AND PROVIDES THIRD QUARTER UPDATE

HOUSTON, October 27, 2014 - Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today announced that it has completed the acquisition of additional leasehold and producing interests in the Eagle Ford Shale from Eagle Ford Minerals, LLC (“EFM”), for $250 million in cash, subject to a closing adjustment credit of $7 million, as well as an update to its third quarter guidance.

Eagle Ford Shale Acquisition Highlights

•	6,820 net acres located primarily in LaSalle, Atascosa, and McMullen Counties, TX; the acreage is 100% operated by Carrizo

•	Net production of approximately 2,670 Boe/d (85% oil) in the third quarter of 2014 from 81 gross (20.1 net) wells

•	Net proved reserves, based on Carrizo’s internal estimates of 16.7 MMBoe (82% oil, 34% developed)

•	Adds approximately 93 net undeveloped Eagle Ford Shale drilling locations based on Carrizo’s current development plan

The acquisition represents an approximate 25% working interest in certain Eagle Ford Shale properties that were already operated by Carrizo. Following the closing of the transaction, Carrizo holds an approximate 100% working interest in these assets. The acquired properties are in three main project areas (RPG, Irvin Ranch, and Pena) which are centrally located in the most prospective portion of the Eagle Ford Shale’s volatile oil window and represent some of the highest EUR’s and IRR’s of all of Carrizo’s Eagle Ford Shale portfolio. Third quarter net production from the acquired properties was 2,260 Bbls/d and 2,457 MMcfe/d.

The acquisition increases Carrizo’s position in the Eagle Ford Shale by approximately 6,820 net acres to more than 81,000 net acres, and increases its drilling inventory in the play by 93 net wells to more than 915 net locations. As of September 30, 2014, Carrizo estimates net proved reserves associated with the acquisition to be 16.7 MMBoe (82% oil). Additionally, the Company estimates the net 2P potential of the acquisition to be approximately 39.0 MMBoe (80% oil).

The transaction was completed on October 24, 2014, with an effective date of October 1, 2014. At closing, Carrizo paid approximately $93 million, with the remaining $150 million to be paid by February 2015. Carrizo plans to fund the acquisition with the proceeds of a separately-announced debt financing. The closing payment for the transaction was initially funded from borrowings under Carrizo’s revolving credit facility.

In conjunction with the acquisition, Carrizo’s banking syndicate, led by Wells Fargo as administrative agent, has increased the Company’s borrowing base to $800 million from $675 million. However, Carrizo has voluntarily elected to limit the lenders’ aggregate commitment to $685 million, up from $585 million previously. The lenders’ aggregate commitment can be increased at any time to the full $800 million by requesting one or more lenders approve an increase to their commitment.

S.P. “Chip” Johnson, IV, Carrizo’s President and CEO, commented, “While Carrizo has not historically been active in the acquisition of producing properties, we felt this was a perfect deal for the Company. The acquisition adds an incremental 25% working interest in three of our four highest-return areas within the Eagle Ford Shale, and adds a significant amount of undrilled potential in addition to the existing production. We believe the purchase price is very attractive based on the market value of producing and non-producing assets in the area, and expect the acquisition to be immediately accretive on a variety of financial metrics, including cash flow and earnings per share.”

Third Quarter 2014 Update

Carrizo estimates production volumes during the third quarter of 2014 were 3,090 MBoe, or 33,587 Boe/d, an increase of 12% versus the third quarter of 2013 and 1% versus the prior quarter. The year-over-year production growth was driven by strong results in each of the Company’s operating regions, which more than offset the sale of the Company’s remaining natural-gas-weighted Barnett Shale properties during the fourth quarter of 2013. Oil production during the third quarter of 2014 averaged 20,000 Bbls/d, an increase of 64% versus the third quarter of 2013 and 8% versus the prior quarter; natural gas and NGL production averaged 81,500 Mcfe/d during the third quarter of 2014. Third quarter of 2014 production exceeded the high end of Company guidance due primarily to strong performance from the Company’s Eagle Ford Shale assets and a lower-than-expected amount of voluntary production curtailments in its Marcellus Shale assets.

Carrizo is also updating its third quarter of 2014 guidance with regards to its lease operating expense and DD&A. For the third quarter, the Company now expects lease operating expense to range between $6.75-$6.85/Boe and DD&A to range between $27.00-$27.10/Boe. The higher lease operating expense range for the quarter is primarily due to higher actual lease operating expenses than previously estimated and accrued for in the second quarter of 2014. The Company currently expects to meet or beat third quarter guidance for its remaining expense items. Additionally, the Company’s third quarter net cash from derivative settlements is now expected to be a loss of approximately $7.7 million.

Carrizo Oil & Gas, Inc. is a Houston-based energy company actively engaged in the exploration, development, and production of oil and gas from resource plays located in the United States. Our current operations are principally focused in proven, producing oil and gas plays primarily in the Eagle Ford Shale in South Texas, the Utica Shale in Ohio, the Niobrara Formation in Colorado, and the Marcellus Shale in Pennsylvania.

Statements in this release that are not historical facts, including but not limited to those related to guidance, estimated production results and effects of the transaction, including benefits and effect on financial metrics, increase in levels of commitments, timing and levels of production, downspacing, crude oil production potential and growth, type curve and production estimates, downspacing results, drilling and completion activities, drilling inventory, including timing thereof, production mix, development plans, growth, the Company’s or management’s intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future, results of the Company’s strategies, expected income tax rates and other statements that are not historical facts are forward-looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include quarter-end accounting procedures and determination of final results, risks regarding completion of debt financing, results of wells and production testing, failure of actual production to meet expectations, performance of rig operators, availability of gathering systems, actions by governmental authorities, joint venture partners, industry partners, lenders and other third parties, actions by purchasers of properties, satisfaction of closing conditions, integration and other risks of acquisitions, market and other conditions, availability of well connects, capital needs and uses, commodity price changes, effects of the global economy on exploration activity, results of and dependence on exploratory drilling activities, operating risks, title risks, right-of-way and other land issues, availability of capital and equipment, weather, and other risks described in the Company’s Form 10-K for the year ended December 31, 2013 and its other filings with the U.S. Securities and Exchange Commission. There can be no assurance any transaction described in this press release will occur on the terms or timing described, or at all.

The Company has prepared these estimates in good faith based upon our internal reporting as of and for the three months ended September 30, 2014. These estimated volumes are preliminary and are thus inherently uncertain and subject to change as the Company completes the financial results and operating data for the three months ended September 30, 2014. Given the timing of these estimates, there can be no assurance that our final results for this period will not differ from these estimates.